EXHIBIT 10.28

February 7, 2005

Dear Jay:

ABM accepts your offer to remain as a consultant for a period of one-year at a consulting fee of $8,333/ month effective as of February 1, 2005. You will be an independent contractor, not an employee, and entitled to reimbursement for all out-of-pocket expenses incurred at my request or direct authorization. You agree that you will be available for consultation for up to 30 hours per month at mutually agreed upon times. You will also agree to remain as a director of SSA Security, Inc. and Elite Security, Inc. until outstanding security license applications are granted and as an officer of Elite Security, Inc. for a period of two weeks from the date of this letter. We will mutually agree upon other services that you will perform.

You will be eligible for indemnification to the extent set forth under ABM’s Bylaws and, in your capacity as a director or officer of an ABM subsidiary, under ABM’s directors and officers liability insurance.

ABM and you agree to waive the written notice period for terminating your employment under your Corporate Executive Employee Agreement effective as of November 1, 2003 (“Benton Agreement”). ABM and you agree that it was our mutual intent at the time of execution of the Benton Agreement that your employment terminate on January 31, 2005, and that your employment terminated effective such date.

This consulting agreement will terminate upon your death or permanent disability or may be terminated by you upon 30 days written notice. It may be terminated by ABM upon 30 days notice for just cause. “Just cause” includes but is not limited to: (a) any theft or other dishonesty, (b) material neglect of duties, (c) inability or unwillingness to perform duties, (d) abuse of alcohol or other drugs, (e) breach of this Agreement, or (f) other material misconduct, unethical or unlawful activity.

Please accept this offer by executing below and signing the attached letter of resignation.

We appreciate your ongoing efforts on ABM’s behalf.

Very truly yours,

AGREED AND ACCEPTED

/s/ Jess E. Benton

Jess E. Benton
DATED:           2/7/05

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